Exhibit 10.2

VOTING AND LOCKUP AGREEMENT

VOTING AND LOCKUP AGREEMENT (this “Agreement”), dated as of January 10, 2006 by and among Sterling Financial Investment Group, Inc., a Florida corporation (“Seller”), Sterling Financial Group of Companies, Inc., a Delaware corporation (“Parent”), Charles Garcia (“CG”), vFinance Investments, Inc., a Florida corporation (“Buyer”), vFinance, Inc., a Delaware corporation (“VFIN”), Leonard Sokolow (“LS”) and Timothy Mahoney (“TM”) (all of the parties to this Agreement are collectively referred to as the “Parties”).

R E C I T A L S:

Seller, Parent, Buyer and VFIN entered into an Asset Purchase Agreement dated as of January 10, 2006 (the “Asset Purchase Agreement”).

Under the Asset Purchase Agreement, among other things, Seller and Parent sold the Acquired Assets and the Business to Buyer, and VFIN issued 17,500,000 shares of the VFIN Common Stock to Parent (the “Seller VFIN Stock”), subject to Section 3.2 therein.

The parties to this Agreement desire to provide for certain rights and obligations relating to the Seller VFIN Stock.

Seller, Parent and/or CG, on the one hand, and VFIN and/or Buyer, on the other hand, are also entering into a Standstill Agreement and a Registration Rights Agreement immediately prior to the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows

1.            Definitions. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

2.            VFIN Board of Directors. (a) LS and TM agree, in their capacity as stockholders and directors of VFIN, to vote as follows:

(i)           So long as CG remains employed by VFIN or Buyer, LS and TM shall vote for (and, if applicable, vote to nominate) CG to serve as a director of VFIN.

(ii)          For the one-year period beginning when CG is no longer employed by VFIN or Buyer, LS and TM shall vote for (and if, applicable, vote to nominate) CG’s designee to serve as a director of VFIN, provided, that, such designee is reasonably acceptable to the other directors of VFIN (including LS and TM).

(b)          In the event CG is no longer employed by VFIN or Buyer, if requested by a majority of the directors of VFIN (other than CG), CG will resign from VFIN’s Board of Directors.

(c)          The provisions of Section 2(a) shall terminate if CG and Parent collectively own less than 10% of the issued and outstanding VFIN Common Stock on a fully diluted basis.

(d)          Seller, Parent and CG agree and acknowledge that the stockholders of VFIN have the independent right to nominate, elect and remove directors of VFIN, and that no other stockholders besides LS and TM are bound by this Section 2.

3.            Lockup. Seller, Parent and CG agree that the Seller VFIN Common Stock cannot be sold, transferred, disposed of or distributed to any Person (including, without limitation, Parent’s stockholders), in full or in part, for the 12 month period following the Closing. All sales, transfers, dispositions or distributions in violation of the foregoing shall be null and void.

4.            CG Transfers. CG agrees to be bound by Section 3.2 and 5.28 of the Asset Purchase Agreement as if the Seller VFIN Common Sock was issued to CG.

5.            Notices. All notices and all communications hereunder shall be delivered in accordance with Section 12.1 of the Asset Purchase Agreement, with delivery to CG being effected to Parent and delivery to LS and TM being effected to VFIN.

6.            Non-Assignability. This Agreement shall not be assigned by any Party without the express prior written consent of the other Parties, and any attempted assignment without such consents shall be null and void.

7.            Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by all of the Parties. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

8.            No Third Party Beneficiaries. Nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

10.          Disputes. All disputes under this Agreement shall be resolved in accordance with Sections 12.9-12.11 of the Asset Purchase Agreement.

11.          Consent to Jurisdiction. Subject to the arbitration requirements and other provisions of Section 10, the Parties irrevocably agree that all actions arising under or relating to this Agreement and the transactions contemplated hereby shall be brought exclusively in any United States District Court or Florida State Court located in Palm Beach County, Florida, having subject matter jurisdiction over such matters, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action.

12.          Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

13.          Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

14.          Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies (or copies transmitted by portable data format (pdf) file) thereof executed by each of the Parties.

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                15.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

STERLING FINANCIAL INVESTMENT GROUP, INC.

By: /s/ Charles P. Garcia

Name: Charles P. Garcia

Title: Chief Executive Officer

STERLING FINANCIAL GROUP OF COMPANIES, INC.

By: /s/ Charles P. Garcia

Name: Charles P. Garcia

Title: Chief Executive Officer

/s/ Charles Garcia

CHARLES GARCIA

VFINANCE INVESTMENTS, INC.

By: /s/ Leonard J. Sokolow

Name: Leonard J. Sokolow

Title: Chairman

VFINANCE, INC.

By: /s/ Leonard J. Sokolow

Name: Leonard J. Sokolow

Title: Chief Executive Officer

/s/ Leonard J. Sokolow__

LEONARD SOKOLOW

/s/ Timothy Mahoney

TIMOTHY MAHONEY